Exhibit 99.1

Preliminary Financial Information
for the twelve months ended September 30, 2003

Twelve months ended September 30, 2003
($ in millions)

Revenue	$2,320

Purchased transportation expense	1,319

Credit Agreement EBITDA	163

Year-over Year Growth

Revenue	9%

Purchased Transportation Expense	2%

EBITDA	22%